                                                                 EXHIBIT 10.10

                                 SALES AGREEMENT


         THIS SALES AGREEMENT (the "Agreement") is made and entered into as of the 28th day of May, 1997, between COMPUTER MOTION, INC. (as defined below, "CMI"), a California corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.

                                   WITNESSETH:


         WHEREAS, CMI and Medtronic have entered into a Debenture Purchase Agreement dated March 19, 1997 (the "Debenture Purchase Agreement") pursuant to which (i) Medtronic purchased a $4 million convertible debenture dated March 19, 1997 (the "Debenture") and received a security interest in CMI's intellectual property pursuant to a Security Agreement dated March 19, 1997 (the "Security Agreement"), and (ii) Medtronic and CMI agreed to the Principal Terms attached to the Debenture Purchase Agreement as Exhibit C thereto (the "Principal Terms"); and

         WHEREAS, the parties desire to enter into this Agreement further elaborating on the Principal Terms in more detail.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         1.1)     Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

"Affiliate" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"Change of Control" means, with respect to CMI, any of the following events: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act) in a single transaction acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CMI representing 50% or more of the combined voting power (with respect to the election of directors) of CMI's then outstanding securities; (2) the consummation of a merger, combination or consolidation of CMI with or into any other corporation, other than a merger, combination or consolidation which would result in the voting securities of CMI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or



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by being converted into voting securities of the surviving entity) more than 50%
of the combined voting power (with respect to the election of directors) of the securities of CMI or of such surviving entity outstanding immediately after such merger, combination or consolidation; or (3) the consummation of a plan of complete liquidation of CMI or of an agreement for the sale or disposition by CMI of all or substantially all of CMI's business or assets.

"CMI" means Computer Motion, Inc. and its Affiliates.

"Confidential Information" means know-how, trade secrets, and other unpublished or proprietary information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

         (a) is now or comes to be in the public domain through no fault of the receiving party;

         (b) is released without restriction to the receiving party by the disclosing party in writing;

         (c) is lawfully obtained by the receiving party from third parties;

         (d) can be demonstrated by competent proof to have been known by the receiving party prior to any disclosure of "Confidential Information by the disclosing party;

         (e) has been in the possession of the receiving party, as a result of disclosure under this Agreement, for a period of five (5) years; or

         (f) is required by law to be disclosed; provided that the receiving party has given the disclosing party prompt written notice of such disclosure requirement and has cooperated with the disclosing party so that the disclosing party may seek a protective order or other appropriate remedy to avoid or limit such disclosure.

         All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

"FDA" means the U.S. Food and Drug Administration.

"FDA Good Manufacturing Practices" means as defined in 21 Code of Federal Regulations Part 820.

"Field of Use" means minimally invasive cardiothoracic surgical procedures.


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"Intellectual Property" means all patents, trade names, trademarks, service marks, copyrights, and applications or registrations for any of the foregoing, inventions, discoveries, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, licenses, and all amendments, modifications, and improvements to any of the foregoing.

"Medtronic" means Medtronic, Inc. and its Affiliates.

"Medtronic Competitors" means any person engaged in the manufacture or sale of cardiac surgery products that are marketed to the same class of persons (e.g. cardiac surgeons) to whom Medtronic markets the Systems.

"Medtronic Territory" means those countries included within Medtronic's currently designated "Europe", "Middle East" and "Africa" sales regions as more fully described on Schedule 1.1 hereto.

"Net Revenues of Systems" in North America for a particular period means the aggregate amount CMI invoices non-Affiliated third parties (or invoices Medtronic pursuant to Section 2.3) for the sale, lease, license or other use of Systems during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, discounts, rebates, and credits or repayments due to rejection, defects or returns, and excluding a reasonable allowance for bad debts and excluding amounts invoiced for installation fees, training, and other services. In the event CMI combines the Systems with other CMI products in a package in which the individual Systems are not invoiced separately, then CMI's Net Revenues attributable to the Systems component of such combined package shall be established by CMI in good faith; provided, however, that if the Systems component of such combined package is sold, leased, or licensed as an individual product by CMI in the same geographic area, then CMI's Net Revenues attributable to such Systems in the combined package shall be based on the Net Revenues of such Systems when sold, leased, or licensed individually in such geographic area.

"North America" means The United States of America and Canada, including all territories and possessions thereof.

"Prime Rate" means, for any calendar quarter, the prime commercial lending rate quoted by the Wall Street Journal, as in effect on the first day of such quarter.

"Specifications" means the current specifications for the Systems, as may be amended from time to time hereafter by CMI.

"Systems" means CMI's current and future computer and voice controlled robotic systems that position and maneuver both visualization equipment and instruments for minimally invasive surgical solutions in the Field of Use, including disposables and reusables, and further including without limitation current and future ZEUS systems.

         1.2) Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.


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         1.3) Other Definitional Provisions.

                  (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) References to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                  (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

                  (e) The term "Dollars" or "$" shall refer to the currency of the United States of America.

                  (f) The term "knowledge" means actual knowledge of a fact or the knowledge which such person or its officers or employees could reasonably be expected to have based on reasonable investigation and inquiry.

                  (g) All references to time shall refer to Minneapolis, Minnesota time.


                                    ARTICLE 2
                    MEDTRONIC AS SALES AGENT IN NORTH AMERICA
                    -----------------------------------------

         2.1) Appointment. Subject to commencement of the term of this Agreement as set forth in Section 6.1, CMI hereby appoints Medtronic and Medtronic hereby accepts appointment as CMI's exclusive sales agent for sales of the Systems in the Field of Use in North America. Medtronic's duties, to be performed by applicable portions of Medtronic's "cardiac surgery sales force" (i.e. the sales force within Medtronic responsible for selling the products of Medtronic's Cardiac Surgery Business) listed on Schedule 2.1, shall include (without limitation of the other provisions of this Agreement):

         (i) introducing the Systems and distributing literature and sales materials about the Systems to current and potential customers who may be interested in purchasing a System;

         (ii) providing CMI with names of and contacts for potential purchasers of Systems;



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

         (iii) passing along to CMI information or ideas of which Medtronic's cardiac surgery sales force becomes aware in the Field of Use for increasing utilization or new potential applications of the Systems; and

         (iv) acting as an account manager to monitor the performance of, and customer satisfaction with, the Systems within Medtronic accounts in the Field of Use, including but not limited to reviewing and suggesting ways to improve utilization of the Systems within such accounts, and communicating this information to CMI on a regular basis.

Except as otherwise agreed to by the parties, Medtronic will not have the right to quote prices on the Systems to potential customers.

         2.2)     CMI Sales and Distribution.

         (a) CMI shall retain the exclusive right to distribute Systems within the Field of Use in North America and, subject to Sections 4.1 and 4.2, outside the Field of Use worldwide and within the Field of Use outside of the Medtronic Territory. CMI shall establish a direct sales force for Systems in North America through a combination of CMI employees and/or independent third-party sales representatives. CMI shall use its best efforts to ensure that any such independent third-party sales representatives of Systems in North America are not Medtronic Competitors. During the term of Medtronic's sales agency pursuant to this Article 2, CMI shall not appoint or permit any persons other than CMI employees or independent third-party sales representatives to act as distributors or sales agents for the System in the Field of Use in North America. For clarification purposes, the parties acknowledge that CMI is not restricted from licensing any third party, whether or not a competitor of Medtronic, rights for such third party to make and sell devices developed by such third party which are adapted to be used with the System (such third parties are referred to herein as "Compatible Product Sellers"). Such Compatible Product Sellers may promote and market their products for use with the Systems and train their customers on the use of their products with the Systems; provided, however, that such Compatible Product Sellers shall not be permitted to promote or market the Systems independently. Subject to Section 4.2, nothing herein shall impair CMI's rights to distribute or sell any product for any use outside of the Field of Use.

         (b) CMI shall cooperate with Medtronic as Medtronic reasonably requests to enable Medtronic to include the System in Medtronic's "strategic alliance" sales program, including making a CMI sales manager available to participate with Medtronic in such meetings with such customers as Medtronic may reasonably request; provided that such sales manager (i) shall be an employee of CMI, and
(ii) shall enter into a confidentiality agreement providing that all information received by such CMI sales manager in connection with Medtronic's "strategic alliance" program shall be held strictly confidential.

         2.3) Completion of Sales. Except as otherwise agreed to by the parties, CMI shall be solely responsible for undertaking and completing the actual sale and invoicing of all Systems in North America and the collection of accounts receivable therefrom; provided that, in those instances where Medtronic reasonably believes it is necessary for Medtronic to invoice sales of Systems to a customer under Medtronic's "strategic alliance" sales program (in order




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for Medtronic to obtain credit under such program for the sale of such System),
CMI and Medtronic shall cooperate to have CMI invoice Medtronic for such Systems and thereby allow Medtronic to invoice the sales of Systems to such "strategic alliance" customer. In such event, Medtronic shall pay CMI the price quoted by CMI to Medtronic or such customer for the Systems so purchased by Medtronic. Such payment shall be due and payable 60 days after CMI's invoice date.

         2.4)     North America Installation and Service; Training.

         (a) CMI shall be solely responsible for installing and servicing all Systems at CMI's cost and expense.

         (b) CMI shall be solely responsible for providing, at CMI's cost and expense, customer and physician in-service training to any purchaser of a System in North America. CMI shall coordinate with Medtronic and allow Medtronic the opportunity to concurrently train those purchasers who are also purchasers of Medtronic's cardiothoracic surgical products on the use of such Medtronic products with the Systems, provided that Medtronic shall bear its proportional share of the cost for any such training. Notwithstanding the foregoing, Medtronic and CMI shall share the cost of training at those designated "centers of excellence", as the parties may mutually agree, with the sites, strategy, scope and cost of such training as may be mutually agreed to by the parties.

         (c) CMI will provide training for Medtronic's U.S. and Canadian sales personnel on such dates and at such locations as Medtronic reasonably designates to CMI. Medtronic will be responsible for all out-of-pocket expenses incurred by CMI personnel in the course of such training, unless Medtronic elects to receive such training at a scheduled CMI training session for other CMI sales personnel.

         2.5)     Regulatory Approvals.

         (a) CMI shall be solely responsible for obtaining, at CMI's cost and expense and in CMI's name, all necessary regulatory and other approvals from the FDA and any other applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in North America. Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required Investigational Device Exemption, Pre-Market Approval or Section 510(k) filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems. CMI shall promptly notify Medtronic of receipt of any such approvals, and shall provide Medtronic with such information regarding the status of pending approvals as Medtronic may reasonably request.

         (b) CMI shall be responsible for obtaining, at CMI's cost and expense, all import licenses and permits as may be required to import the Systems into the United States (if applicable) and Canada in accordance with then prevailing laws and regulations of such country. All such filings and registrations of the Systems shall be in the name of CMI. Medtronic shall cooperate fully with CMI in its efforts to obtain any such approvals.



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         2.6)     Sales and Marketing.

         (a) Medtronic and CMI shall jointly develop and carry out protocols and sales strategies for use by the Medtronic sales agents and CMI sales representatives to co-market the Systems and Medtronic's minimally invasive cardiac surgery products to potential customers in North America. Notwithstanding the foregoing, CMI shall have no responsibility to market Medtronic's minimally invasive cardiac surgical products except in connection with CMI Systems. CMI and Medtronic also will establish protocols and procedures for coordinating System demonstrations.

         (b) CMI and Medtronic shall jointly fund such additional marketing clinical studies for use of Medtronic minimally invasive surgical products in connection with the Systems as the parties mutually agree, the results of which could be used by either or both of Medtronic and CMI in connection with the marketing and sale of the Systems in the Field of Use.

         (c) CMI shall be responsible for designing, developing and producing, at CMI's cost and expense, Systems sales and marketing and promotional materials for use in the Field of Use in North America. CMI, at its cost, shall provide Medtronic with reasonable and adequate quantities of such appropriate sales and marketing and promotional materials. In addition, CMI and Medtronic may jointly develop sales and marketing materials that feature and showcase both the Systems and Medtronic's minimally invasive surgical products, with the costs thereof to be paid as mutually agreed by the parties.

         (d) CMI and Medtronic may jointly fund and participate in those North America trade shows as mutually agreed to by the parties. As further mutually agreed to by the parties, employees of CMI and Medtronic, respectively, shall be allowed to interact with customers in the appropriate trade show booth of the other. In addition, Medtronic shall have the right to demonstrate the Systems in its North America trade show booths in connection with the application of its minimally invasive surgical products.

         2.7)     Medtronic's Commission.

         (a) In consideration of Medtronic's performance as sales agent for the Systems in North America, CMI shall pay to Medtronic on a calendar quarterly basis a commission in an amount equal to [*] percent [*] of CMI's [*] of Systems in the Field of Use in North America. Such payments shall be made within 45 days after the end of each calendar quarter, and shall be accompanied by a written statement setting forth the calculation of such amount in such detail as Medtronic may reasonably request. CMI shall also give Medtronic monthly estimates of the amount of commissions which have accrued for payment to Medtronic.

         (b) Medtronic will pay a percentage commission to Medtronic's cardiac surgery sales force marketing the System in North America, the rate(s) of which shall be in Medtronic's sole discretion.

         (c) CMI shall keep accurate written records sufficient in detail to enable CMI's Net Revenues of Systems in the Field of Use in North America to be determined and verified


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by Medtronic. Such records for each calendar quarter shall be retained by CMI for a period of not less than three years after the end of such quarter.

         (d) Upon reasonable notice and during regular business hours, CMI shall from time to time (but no more frequently than once annually) make available the records referred to in Section 2.7(c) for audit by independent accounting representatives selected by Medtronic and reasonably acceptable to CMI to verify the accuracy of the statements provided to Medtronic. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to CMI prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the accuracy of CMI's calculation of CMI's Net Revenues of Systems in the Field of Use in North America, and shall not disclose CMI's confidential business information to Medtronic without the prior written consent of CMI. Such audit shall be at Medtronic's cost and expense unless such audit demonstrates that CMI's Net Revenues of Systems in the Field of Use in North America was understated in the written report given to Medtronic pursuant to Section 2.7(a) above by more than 5%, in which event CMI shall reimburse Medtronic for all costs and expenses incurred in connection with such audit.

         2.8) Noncompetition. During the term of Medtronic's sales agency pursuant to this Article 2, Medtronic shall not market or sell in North America minimally invasive cardiothoracic surgery products which are competitive with the Systems in the Field of Use ("Competitive Products").

         2.9) Demonstration Units. Medtronic will be entitled to purchase from CMI a reasonable number of System demonstration units, as mutually determined by CMI and Medtronic, for use in selected Medtronic training centers at a transfer price equal to CMI's fully burdened manufacturing costs reasonably determined in accordance with generally accepted accounting principles (excluding freight, duties and customs, and any extraordinary start-up costs). This "reasonable number of demonstration units" will be consistent with the number of Medtronic "training centers" for the Systems in North America. Medtronic and CMI will agree by December 31, 1997 upon terms pursuant to which CMI will be entitled to reasonable access and use of such Medtronic "training centers" in North America. During the fourth quarter of calendar 1998 or upon earlier availability, Medtronic may purchase two (2) demonstration Systems for use in Medtronic's "training centers" in North America at a price equal to [*]. Payment for all demonstration units purchased by Medtronic shall be made within 15 days of CMI's invoice. No commission shall be payable by CMI to Medtronic with respect to such sales of demonstration units. Medtronic shall not be entitled to resell such demonstration units.




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

                                    ARTICLE 3
           MEDTRONIC AS DISTRIBUTOR IN EUROPE, MIDDLE EAST AND AFRICA
           ----------------------------------------------------------

         3.1)     Appointment.

         (a) Subject to commencement of the term of this Agreement as set forth in Section 6.1, CMI hereby appoints Medtronic, and Medtronic hereby accepts appointment, as CMI's exclusive distributor, with the right to sell and distribute the Systems in the Field of Use in the Medtronic Territory. CMI represents and warrants to Medtronic that all other distributorship agreements or sales representative agreements, if any, written or oral, with any third party permitting the sale of Systems in the Field of Use in the Medtronic Territory have been terminated at CMI's sole cost and expense. For clarification purposes, the parties acknowledge that CMI is not restricted from licensing Compatible Product Sellers, whether or not a competitor of Medtronic, rights to make and sell devices developed by such Compatible Product Seller which are adapted to be used with the System. Such Compatible Product Sellers may promote and market their products for use with the Systems and train their customers on the use of their products with the Systems; provided, however, that such Compatible Product Sellers shall not be permitted to promote or market the Systems independently.

         (b) Medtronic may appoint subdistributors for the sale or distribution of Systems in the Field of Use in the Medtronic Territory, and will provide to CMI a list of such subdistributors from time to time. Notwithstanding such appointment of subdistributors, Medtronic shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any sales by CMI to such Medtronic subdistributors shall be billed by CMI to Medtronic directly.

         (c) CMI shall promptly forward to Medtronic all leads for sales of Systems in the Field of Use in \the Medtronic Territory.

         (d) During the term of Medtronic's distribution rights pursuant to this
Article 3. Medtronic shall not market or sell Competitive Products (as defined in Section 2.8) in the Medtronic Territory.

         3.2)     Regulatory Approvals.

         (a) Medtronic shall be solely responsible for obtaining as desired by Medtronic, at Medtronic's cost and expense and in Medtronic's name, all necessary regulatory and other approvals from the applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in the Middle East and Africa. Any such approval efforts which are undertaken by Medtronic shall include, but not necessarily be limited to, the preparation and filing of any required filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems in the Field of Use in the Middle East and Africa.

         (b) In Europe, CMI will be responsible for gaining, at CMI's cost and expense and in CMI's name, the CE Mark under the appropriate Medical Device Directive. Medtronic will be responsible for all dealings with the appropriate Competent Authority such as Notification,


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Medical Device Vigilance and national labeling issues, provided that CMI will bear final legal responsibility for the content of all its own labeling. Medtronic will assist CMI in translating the directions for use of the System and other System labeling into the requisite languages for obtaining the CE Mark as follows: (i) Medtronic will recommend vendors to perform such translations for CMI at CMI's expense, and (ii) Medtronic will send drafts of such translations to Medtronic personnel in the applicable country for review and comment by such personnel. The commercial printing of such directions for use and labeling will either (as the parties may agree) be the responsibility of CMI and the costs thereof included in CMI's fully-burdened manufacturing cost, or be the responsibility of Medtronic and excluded from the calculation of CMI's fully-burdened manufacturing cost. Medtronic will also be named as the "Authorized Representative" as defined in the Directives. Medtronic may also distribute Systems in particular countries within Europe under country-specific regulatory approvals prior to CMI's gaining the CE Mark or in particular countries where CE Mark approval is not the requisite form of commercial sale approval, and in such circumstances CMI shall (i) provide Medtronic with such information and cooperation as is necessary to obtain any such country-specific approvals in Europe, (ii) bear the expenses of meeting any applicable product design and manufacturing facility requirements, and (iii) take all steps as are necessary to meet the EMC Directive.

         3.3)     Pricing.

         (a) For the period from the date hereof until December 31, 1998, Medtronic shall purchase the reusable (or "hardware") and/or disposable components of the System from CMI at price(s) (the "Transfer Prices") to be agreed to by the parties on or before March 31, 1998 based on expected market conditions for the System and the following parameters: (i) the target Transfer Prices for the hardware components shall target a [*] ([*]%) gross margin for CMI, shall give Medtronic all of the upside profit potential thereafter, and shall in no event exceed $[*] per set of System hardware components (as presently contemplated), and (ii) the Transfer Prices for the disposables shall assure Medtronic a minimum [*] of [*] ([*%]) and CMI a minimum of [*] of [*] ([*%]), with a formula whereby Medtronic would share a [*] of any additional upside profit with CMI. In the event the parties are unable to agree upon such Transfer Prices then such dispute shall be settled by binding arbitration pursuant to Section 10.15. No later than December 31, 1998, and by each December 31 thereafter, the parties shall amend the Transfer Price for the following twelve-month period pursuant to a formula to be mutually agreed to by the parties, taking into account then market conditions and the foregoing parameters.

         (b) In addition, Medtronic shall be entitled to purchase from CMI a [*] of demonstration Systems, as mutually determined by CMI and Medtronic, at a price equal to [*]. Such [*] of demonstration Systems shall be consistent with the number of Medtronic's "sales specialists" that Medtronic hires to demonstrate and sell the Systems in the Medtronic Territory. Such demonstration units may not be resold by Medtronic.



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         (c) Payments made by Medtronic for Systems purchased for resale by
Medtronic pursuant to Section 3.3(a) shall be due and payable in full within sixty (60) days after the date of invoice by CMI. Payments made by Medtronic for demonstration Systems shall be due and payable in full within fifteen (15) days after the date of invoice by CMI.

         3.4)     Inspection and Warranty

         (a) In the event of any shortage, damage or discrepancy in or to a shipment of Systems or in the event any of the Systems fail to comply with the then current Specifications for the Systems, Medtronic shall report the same to CMI and furnish such written evidence or other documentation as CMI reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic demonstrates that such shortage, damage or discrepancy or non-conformity with Specifications existed at the time of delivery of the Systems at the F.O.B. point, Medtronic may return the Systems to CMI at CMI's expense, and at Medtronic's request CMI shall use all reasonable efforts to deliver promptly replacement Systems to Medtronic in accordance with the delivery procedures set forth herein.

         (b) CMI represents and warrants to Medtronic that all Systems sold and delivered to any account under this Agreement will have been manufactured, if required by law, in accordance with FDA Good Manufacturing Practices, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements, and that continually during the term of this Agreement no Systems delivered by CMI to Medtronic or to any Medtronic account shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. CMI shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of CMI for the purpose of confirming CMI's compliance with all applicable requirements noted in this Section.

         (c) CMI warrants to Medtronic and to Medtronic's customers that Systems sold by CMI will not infringe any currently issued patents, trade secrets, trademarks, or other intellectual property rights of any third party, and that such products shall, when delivered at the F.O.B. point, meet the Specifications and shall be free from defects in materials and workmanship. Medtronic shall invoice CMI for, and CMI shall promptly pay, Medtronic's reasonable labor charges and Medtronic's out-of-pocket materials, handling, shipping, transportation, insurance and other expenses actually incurred in replacing defective Systems which were under warranty.

         (d) THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY CMI, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT CMI SHALL ALSO PROVIDE WITH RESPECT TO SYSTEMS SOLD TO MEDTRONIC OR TO MEDTRONIC'S CUSTOMERS SUCH OTHER WARRANTIES AS CMI CUSTOMARILY PROVIDES TO ITS CUSTOMERS OR END-USERS OF THE SYSTEMS IN THE FIELD OF USE (A COPY OF THE CURRENT VERSION OF SUCH CUSTOMER WARRANTY IS ATTACHED HERETO AS
SCHEDULE 3.4).



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

         3.5)     Sales and Service.

         (a) Medtronic shall be solely responsible for selling, installing and servicing all Systems in the Field of Use in the Medtronic Territory. The Systems shall be sold under CMI trademarks and trade names subject to Medtronic's right to indicate its status as distributor thereof on sales and marketing materials for the Systems.

         (b) Subject to Section 3.7 below, Medtronic shall be solely responsible for providing customer and physician training to any purchaser of Systems for use in the Field of Use in the Medtronic Territory.

         (c) Medtronic shall be solely responsible for establishing the marketing, selling and pricing strategies for the Systems in the Field of Use in the Medtronic Territory. Such strategies will be available for review by CMI.

         3.6)     Marketing.

         (a) CMI, at CMI's cost and expense, shall provide Medtronic from time to time as requested by Medtronic with an adequate supply of Systems sales, marketing, advertising and promotional materials in English for use in the Medtronic Territory. Medtronic shall have the right, at its cost and expense and subject to the reasonable approval of CMI, to adapt or modify the CMI sales, marketing, advertising and promotional materials and user manuals as deemed appropriate by Medtronic to reflect the culture or business practices and languages of the particular regions within the Medtronic Territory and to reflect Medtronic as the exclusive distributor of the Systems, or as otherwise deemed appropriate by Medtronic.

         (b) CMI and Medtronic may jointly fund and participate in trade shows as mutually agreed to by the parties. As further mutually agreed to by the parties, employees of CMI and Medtronic, respectively, shall be allowed to interact with customers in the appropriate trade show booth of the other. In addition, Medtronic shall have the right to demonstrate the Systems in its trade show booths in connection with the application of its minimally invasive surgical products.

         3.7)     Training.

         (a) CMI, one time at its cost and expense, will provide the initial technical training of Medtronic's sales specialists and field service supervisors in the use, installation and service of the Systems on such date and place as Medtronic shall designate. CMI shall also provide, at its cost and expense, any additional training necessary with respect to any enhancements or modifications made by CMI to the System. Medtronic will be responsible for the cost and expense of ongoing training of its field sales and service representatives, such training to be provided by CMI (e.g., Medtronic will pay travel costs for its sales personnel). CMI will be responsible for the costs and expenses of CMI's personnel and training materials for one additional annual training course. In the event Medtronic requests any additional training, CMI shall provide such training at a cost to Medtronic of $500 per day plus travel, meals and other expenses reasonably incurred by CMI training personnel.

         (b) CMI will provide training for the "customer trainers" (i.e., those Medtronic personnel and other third parties engaged in training customers at training sites) on such dates and at such places as Medtronic shall designate to CMI (not to exceed once per quarter). CMI will bear the cost of such training and Medtronic will bear the costs associated with the Medtronic personnel and customers.

         3.8)     Orders.

         (a) Medtronic and CMI shall jointly develop order and delivery procedures and guidelines for the Systems, including quarterly forecasts that correspond to Medtronic's fiscal periods. Medtronic's orders shall be given no less favorable treatment by CMI than orders from customers in North America. The parties intend that Medtronic will maintain minimal inventories of Systems and that, under most circumstances, CMI will ship Systems directly to locations designated by Medtronic.

         (b) Medtronic shall submit purchase orders for Systems to CMI in writing, whether by mail, telecopier, telegram or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Systems ordered. All orders shall be subject to acceptance in accordance with the terms of this Agreement by CMI at its office. Each purchase order shall, upon acceptance by CMI, give rise to a contract between Medtronic and CMI for the sale of the Systems ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any CMI or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an officer of CMI and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. Deliveries will first commence to Medtronic no earlier than 90 days from the date Medtronic delivers its initial forecast to CMI.

         (c) On or before March 31, 1998, Medtronic shall provide CMI with a twelve-month international sales plan indicating by month the number of Systems anticipated to be sold by Medtronic or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan"). The Plan shall be updated by Medtronic on a monthly basis (on or before the first day of each subsequent month) for a rolling successive twelve-month period. The first three months of each Plan shall constitute a firm purchase commitment by Medtronic for delivery of the number of Systems specified therein. The fourth through sixth months of each Plan shall constitute a firm purchase commitment only insofar as Medtronic agrees not to reduce the quantity specified therein by more than 50%, but Medtronic otherwise may modify such quantity in the next Plan. The seventh through twelfth months of each Plan shall be used for purposes of facilitating Medtronic's marketing plans and meeting the lead times required by certain of CMI's suppliers, but are not legally binding on Medtronic in any manner.

         (d) CMI shall not be required to deliver quantities in excess of 100% of forecasted requirements unless CMI has been given at least 90 days advance written notice of the quantities to be delivered which exceed the forecasted amounts; provided, however, that CMI shall use all commercially reasonable efforts to supply such excess.

         (e) No purchase order shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic as to any Systems which are not delivered within sixty (60) days of the delivery date requested by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to CMI given within fifteen
(15) business days after such 60th day.

         (f) All deliveries of Systems shall be F.O.B. CMI's manufacturing facility. Except as provided in Section 3.4 above, CMI shall have no further responsibility for Systems, and all risk of damage to or loss or delay of Systems shall pass to Medtronic, upon their delivery at the aforesaid F.O.B point. All Systems deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by CMI.

         (g) CMI shall promptly inform Medtronic of any modifications or enhancements of the Systems or any other material changes in the Specifications for the Systems. If such changes would affect the applicable regulatory approvals of the Systems, Medtronic shall not be required to purchase such Systems. Notwithstanding the foregoing, CMI shall not, without Medtronic's consent, make any changes to the Product which would make the System less useful or effective for the Field of Use.

         (h) CMI shall be responsible for packaging and any necessary sterilization of Systems purchased under this Agreement in accordance with the Specifications.

         3.9) Upgrades. CMI shall make software and hardware upgrades and replacement parts available to Medtronic for the Systems at prices and on terms and conditions no less favorable than those offered to CMI's "preferred customers" (defined as distributors, not "end users") if any, in the Field of Use.

         3.10) Reports. Medtronic shall provide CMI, on a quarterly basis, with current customer lists for Systems sold by Medtronic and physician users (of which Medtronic is aware) of the Systems in the Field of Use in the Medtronic Territory. Medtronic also will periodically provide CMI with the customer name and address for each System installation in the Field of Use in the Medtronic Territory for warranty and regulatory purposes. Medtronic shall report any "adverse events" (as defined by FDA regulations) promptly to CMI.

         3.11)    Export/Import Approvals.

         (a) CMI shall be responsible for obtaining, at CMI's cost and expense, all export licenses and permits as may be required to export the Systems from the country of manufacture into the particular countries within the Medtronic Territory.

         (b) Medtronic shall be responsible for obtaining, at Medtronic's cost and expense, all import licenses and permits as may be required to import the Systems into particular countries within the Medtronic Territory as selected by Medtronic in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Systems shall be in the name of Medtronic, whenever feasible in accordance with prevailing laws and regulations. CMI shall cooperate fully with Medtronic in its efforts to obtain any such approvals.

         3.12) Development Sites. Medtronic will assist CMI in establishing a reasonable number of System development sites in Europe. Medtronic will receive a fee equal to [*]% of all proceeds received by CMI for the placement of Systems in each of the selected sites, excluding from such proceeds any development, consulting or upgrade expenses charged to such site. Such fee will be payable when and as the proceeds are received by CMI.


                                    ARTICLE 4
                   FIRST REFUSAL FOR OTHER DISTRIBUTION RIGHTS
                   -------------------------------------------

         4.1      Right of First Refusal Outside Medtronic Territory.

         (a) In the event that CMI proposes to enter into any distribution, sales representative or similar license agreement which would give such third party rights to sell the Systems with any third party regarding the sale, distribution or licensing of the Systems in the Field of Use in North America and/or outside the Medtronic Territory (such regions to be described as (i) Japan (ii) Asia Pacific (excluding Japan), (iii) Australia/New Zealand, and (iv) Central/South America), then, prior to entering into any discussions regarding such distribution, sales representative or similar license agreement, CMI shall notify Medtronic in writing of such intention to enter into such discussions, including the material terms and provisions upon which CMI would be willing to enter into such a distribution, sales representative or similar license agreement for such region (for purposes of this Section 4.1, "CMI's Notice").

         (b) For a period of 45 days after Medtronic's receipt of CMI's Notice (for purposes of this Section 4.1, the "Exclusive Period"), CMI shall negotiate in good faith exclusively with Medtronic regarding such distribution, sales representative or similar license agreement for the applicable region specified in CMI's Notice. During the Exclusive Period, CMI will not solicit offers from, negotiate with, or provide information to any third party regarding any distribution, sales representative or similar license relationship for Systems in such region.

         (c) If Medtronic and CMI fail to reach mutual agreement upon the terms and provisions of a definitive agreement for such distribution, sales representative or license relationship, then CMI may enter into a definitive agreement for such distribution, sales representative or similar license relationship with a third party for the applicable region specified in CMI's Notice; provided that CMI may not enter into such definitive agreements unless the terms and provisions thereof are, in the aggregate, no less favorable to CMI than the terms and provisions proposed by Medtronic during the Exclusive Period. If CMI fails to enter into such definitive agreement for the applicable region within 180 days after expiration of the Exclusive Period, then Medtronic's rights under this Section shall be reinstated and CMI may not enter into any distribution, sales representative or similar license relationship with respect to Systems in such region without first giving Medtronic a new CMI's Notice and complying with the terms of this Section.

         (d) Medtronic's rights under this Section 4.1 shall terminate upon a Change of Control of CMI. Notwithstanding the foregoing, Medtronic will continue to have distribution rights to the Systems in any such region pursuant to the terms of any then effective distribution agreement between CMI and Medtronic.

         4.2      Right of First Refusal Outside Field of Use.

         (a) In the event that CMI proposes to enter into any distribution, sales representative or license agreement with any third party regarding the sale, distribution or licensing of the Systems for use in enabling minimally invasive surgical procedures in cardiology (outside of the Field of Use), [*] procedures, then, prior to entering into any discussions regarding such distribution, sales representative or licensing agreement, CMI shall notify Medtronic in writing of such intention to enter into such discussions, including the material terms and provisions upon which CMI would be willing to enter into such a distribution, sales representative or licensing agreement for such procedures (for purposes of this Section 4.2, "CMI's Notice").

         (b) For a period of 45 days after Medtronic's receipt of CMI's Notice (for purposes of this Section 4.2, the "Exclusive Period"), CMI shall negotiate in good faith exclusively with Medtronic regarding such distribution, sales representative or licensing agreement for the applicable procedures specified in CMI's Notice. During the Exclusive Period, CMI will not solicit offers from, negotiate with, or provide information to any third party regarding any distribution, sales representative or licensing relationship for Systems for such procedures.

         (c) If Medtronic and CMI fail to reach mutual agreement upon the terms and provisions of a definitive agreement for such distribution, sales representative or licensing relationship, then CMI shall have [*] days from the earlier of expiration of the Exclusive Period or termination by Medtronic of negotiations between CMI and Medtronic in which to negotiate and enter into a definitive agreement for such distribution, sales representative or licensing relationship with a third party for the applicable procedures specified in CMI's Notice; provided that CMI may not enter into such definitive agreements unless the terms and provisions thereof are, in the aggregate, no less favorable to CMI than the terms and provisions proposed by Medtronic during the Exclusive Period. If CMI fails to enter into such definitive agreement for the applicable procedures within such definitive agreement for the applicable procedures within such [*] period, then Medtronic's rights under this Section shall be reinstated and CMI may not enter into any distribution, sales representative or licensing relationship for the sale of Systems for such procedures without first giving Medtronic a new CMI's Notice and complying with the terms of this Section.

         (d) Medtronic's rights under this Section 4.2 will terminate at the end of the "Initial Term" (as defined below).

                                    ARTICLE 5
                               PRODUCT DEVELOPMENT
                               -------------------

         5.1) Customized Systems. Medtronic may refer new product ideas or product customization requests for the Systems in the Field of Use to designated CMI marketing representatives. CMI shall undertake development of Medtronic's custom product requests in a reasonable and timely manner consistent with the way in which CMI undertakes custom product requests for its customers in North America.

         5.2) New Products. CMI and Medtronic shall each have the right, in their respective discretion, to offer to the other party the opportunity to co-develop products or technologies with potential application inside or outside the Field of Use which the offering party owns or has the right to use, subject to such mutually acceptable terms and conditions as the parties may agree. The cost of such co-development efforts shall be shared as may be mutually agreed to by the parties.


                                    ARTICLE 6
                              TERM AND TERMINATION
                              --------------------

         6.1) Initial Term. The initial term (the "Initial Term") for Medtronic's rights and obligations as the sales agent for Systems in North America and the exclusive distributor for Systems in the Medtronic Territory shall commence on the date the Debenture is converted into shares of CMI common stock and continue until the third anniversary of the initial commercial release of Systems in Europe for the Field of Use.

         6.2)     Renewal Term; Performance Objectives.

         (a) The Initial Term of Medtronic's rights and obligations as sales agent for Systems in North America may be renewed for successive periods (a "Renewal Term") by mutual agreement of the parties. The parties agree to negotiate in good faith the terms and provisions of any Renewal Period. The Initial Term of Medtronic's rights and obligations as exclusive distributor for Systems in the Medtronic Territory shall be automatically renewed for an additional three year period (a "Renewal Term"), provided Medtronic has met or exceeded certain reasonable and mutually agreeable performance objectives to be established by the parties pursuant to (b) below and as further specified in
Schedule 6.2 hereto (the "Performance Objectives"). Thereafter, the term will be automatically renewed for additional (2) years periods (each a "Renewal Term"), provided Medtronic has met or exceeded the Performance Objectives for the Medtronic Territory for the then current Renewal Term to be established by the parties.

         (b) CMI and Medtronic shall negotiate in good-faith to establish on or before December 31, 1997 the Performance Objectives for the Medtronic Territory for the Initial Term. Six (6) months prior to the end of the Initial Term and any Renewal Term, CMI and Medtronic shall negotiate in good faith the Performance Objectives for the Medtronic Territory for the upcoming Renewal Term. The Performance Objectives for the Medtronic Territory shall take into account such factors as the size of the market, average selling prices of the Systems, potential applications of the Systems, selling cycle, CMI's manufacturing capacity, size of the relative sales forces, and other relevant factors. There shall be one set of Performance Objectives with respect to Medtronic's rights and obligations as the sales agent for Systems in North America on an aggregate basis, and one set of Performance Objectives with respect to Medtronic's rights and obligations as the exclusive distributor for Systems in the Medtronic Territory on an aggregate basis. In the event the parties are unable to agree upon the Performance Objectives for the Medtronic Territory, then such dispute shall be settled by binding arbitration pursuant to Section 10.15.

         6.3)     Termination for Failure to meet Performance Objectives.

         (a) Subject to Article 8 hereof, if Medtronic fails to meet the Performance Objectives for North America, CMI shall have the right to terminate Medtronic's future rights and obligations as sales agent for North America. CMI shall give Medtronic written notice of any such intent to terminate, and Medtronic shall have sixty (60) days in which to cure such failure to meet the Performance Objectives or present CMI with reasonable evidence of a plan that will cure any such failure to meet the Performance Objectives within an additional 60 days. In the event Medtronic does not cure such failure within such additional 60 days, CMI shall have the right to terminate Medtronic's rights as sales agent for North America. CMI's rights under this Section 6.3(a) shall be CMI's sole and exclusive remedy for Medtronic's failure to meet the Performance Objectives with respect to North America.

         (b) Upon any such termination of Medtronic's rights and obligations as sales agent in North America pursuant to Subsection 6.3(a) above, CMI will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of demonstration Systems, accessories and related materials that Medtronic may have as of the termination date relating to Medtronic's activities as North America sales agent. For purposes of CMI's repurchase of demonstration units, Medtronic's cost of the Systems shall be adjusted in accordance with the depreciation schedule attached hereto as Schedule 6.3. Notwithstanding the foregoing, CMI shall not be obligated to repurchase any Systems, accessories or related materials which are not in good repair or which are not, due to any action or inaction by Medtronic, suitable for their original intended purposes.

         (c) If (i) CMI has elected to utilize a "procedure-based pricing strategy" in North America (which strategy would involve the payment of Medtronic's commission over the collective term of individual System agreements), and (ii) CMI terminates Medtronic's rights and obligations as its North American sales agent for failure to meet the Performance Objectives pursuant to subsection (a) above, CMI will be required to pay Medtronic for only [*] of the revenue-based commissions earned but not yet paid on all such agreements in effect on the termination date, up to a maximum of [*] of such revenue-based commissions from the date CMI gives Medtronic written notice of failure to meet such Performance Objectives. This formula will recognize that all such agreements were entered into during the period that Medtronic was CMI's sales agent, and that Medtronic's revenue-based commissions were to be paid over the term of each such agreement; provided that Medtronic will not be entitled to the full amount of such revenue-based commissions as a result of its failure to meet the mutually agreed Performance Objectives.

         6.4) Conversion to Non-Exclusive for Failure to meet Performance Objectives. Subject to Article 8 hereof, if Medtronic fails to meet the Performance Objectives for the Medtronic Territory, CMI shall have the right to convert Medtronic's future rights and obligations as distributor for the Medtronic Territory to a non-exclusive basis. CMI shall give Medtronic at least 90 days prior written notice of any such intent to convert to non-exclusive, and Medtronic shall have sixty (60) days in which to cure such failure to meet the Performance Objectives or present CMI with reasonable evidence of a plan that will cure any such failure to meet the Performance Objectives within an additional 60 days. In the event Medtronic does not cure such failure within such additional 60 days, CMI shall have the right to convert Medtronic's rights as distributor in the Medtronic Territory to nonexclusive. CMI's rights under this Section 6.4 shall be CMI's sole and exclusive remedy for Medtronic's failure to meet the Performance Objectives with respect to the Medtronic Territory.

         6.5) Termination for Change of Control; Nonrenewal. In the event (i) CMI has elected to utilize a "procedure-based pricing strategy" in North America, and (ii) there has been a Change of Control of CMI, then CMI will have the right, exercisable by written notice to Medtronic within 90 days after such Change of Control, to terminate Medtronic's rights and obligations as its North American sales agent effective six months after such written notice. In the event of such termination, or in the event of nonrenewal of the Initial Term or any Renewal Term of Medtronic's rights as sales agent for the Systems in North America, Medtronic will be entitled to receive payment for [*] percent of the revenue-based commissions earned but not yet paid on all such agreements in effect on the termination or expiration date. In the event of such termination or nonrenewal, CMI will repurchase from Medtronic, [*], any inventory of Systems (including demonstration Systems), accessories and related materials that Medtronic may have as of the termination date relating to Medtronic's activities as North American sales agent. For purposes of CMI's repurchase of demonstration units, Medtronic's cost of the Systems shall be adjusted in accordance with the depreciation schedule attached hereto as Schedule 6.3. Notwithstanding the foregoing, CMI shall not be obligated to repurchase any Systems, accessories or related materials which are not in good repair or which are not, due to any action or inaction by Medtronic, suitable for their original intended purposes. In no event will CMI have the right to terminate Medtronic's rights as the exclusive distributor for the Systems in the Medtronic Territory, or any other region, upon any Change in Control of CMI (other than upon expiration of the term of the exclusive distribution rights as provided herein between CMI and Medtronic).

         6.6)     Medtronic's Termination for CMI Breach.

         (a) Subject to Article 8 hereof, if CMI breaches any of its material obligations under this Agreement with respect to Article 2 and/or Article 3 of this Agreement, then Medtronic shall be entitled to terminate Medtronic's rights and obligations under Article 2 and/or, at Medtronic's election, Article 3 of this Agreement. Medtronic shall give CMI written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under Article 2 or Article 3, or both, and CMI shall have sixty
(60) days in which to cure such material breach.

         (b) Upon any such termination pursuant to Subsection 6.6(a) above, CMI will repurchase from Medtronic, at a price equal to [*] thereof, Medtronic's entire inventory of Systems (including demonstration Systems), accessories and related materials as of the termination date relating to Medtronic's rights and obligations under Article 2 and/or Article 3 of this Agreement, as applicable. For purposes of CMI's repurchase of demonstration units, Medtronic's cost of the Systems shall be adjusted in accordance with the depreciation schedule attached hereto as Schedule 6.3. Notwithstanding the foregoing, CMI shall not be obligated to repurchase any Systems, accessories or related materials which are not in good repair or which are not, due to any action or inaction by Medtronic, suitable for their original intended purposes.

         (c) Upon any such termination pursuant to Subsection 6.6(a) above with respect to Medtronic's rights and obligations under Article 2, if CMI has elected to utilize a "procedure-based pricing strategy" in North America, CMI shall continue to pay Medtronic for [*] percent [*]% of all revenue-based commissions which would have become due and payable but for such termination on all such North America "procedure-based pricing" customer agreements in effect on the termination date.

         6.7)     CMI's Termination for Medtronic Breach.

         (a) Subject to Article 8 hereof and except as otherwise provided in
Section 6.4, if Medtronic breaches any of its material obligations under this Agreement with respect to Article 2 and/or Article 3 of this Agreement, then CMI shall be entitled to terminate Medtronic's rights and obligations under Article 2 and/or, at CMI's election, Article 3 of this Agreement. CMI shall give Medtronic written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under Article 2 or Article 3, or both, and Medtronic shall have sixty (60) days in which to cure such material breach.

         (b) Upon any such termination pursuant to Subsection 6.7(a) above, CMI shall have the option, exercisable within 20 days after such termination, to repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (including demonstration Systems), accessories and related materials, as of the termination date relating to Medtronic's rights and obligations under
Article 2 and/or Article 3 of this Agreement, as applicable. In the event CMI fails to exercise such repurchase option, Medtronic shall have the right to sell-off its remaining inventory of Systems. For purposes of CMI's repurchase of demonstration units, Medtronic's cost of the Systems shall be adjusted in accordance with the depreciation schedule attached hereto as Schedule 6.3. Notwithstanding the foregoing, CMI shall not be obligated to repurchase any Systems, accessories or related materials which are not in good repair or which are not, due to any action or inaction by Medtronic, suitable for their original intended purposes.

         (c) Upon any such termination pursuant to Subsection 6.7(a) above with respect to Medtronic's rights and obligations under Article 2, if CMI has elected to utilize a "procedure-based pricing strategy" in North America, CMI shall continue to pay Medtronic for [*] percent [*]% of all revenue-based commissions which would have become due and payable but for such termination on all such North America "procedure-based pricing" customer agreements in effect on the termination date up to a maximum of eighteen months (measured from the date CMI gives Medtronic written notice of such breach).

         6.8) Rights and Obligations on Termination. In the event of termination of all or a portion of this Agreement for any reason, the parties shall have the following rights and obligations:

         (a) Termination of all or a portion of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable;

         (b) In the event of the termination of Medtronic's distribution rights with respect to all of the Medtronic Territory in accordance with
         Section 6.6 or Section 6.7, (i) all purchase orders for Systems which provide for delivery after the effective date of termination shall be cancelled, (ii) Medtronic shall assign, at CMI's cost and expense, all regulatory approvals and files regarding sales of Systems in such geographic area to CMI, and (iii) Medtronic and CMI shall cooperate to assure continued service and support to customers in such geographic area who purchased Systems from Medtronic. CMI hereby acknowledges Medtronic's right to continue to sell Systems purchased from CMI to any person or entity in the Medtronic Territory until such time as Medtronic's entire inventory of Systems is sold; and

         (c) Without limitation of Section 10.6 hereof, the parties' payment and audit obligations pursuant to Articles 2 and 3 hereof, and the parties obligations pursuant to Articles 7, 9 and 10 hereof, shall survive termination of this Agreement.


                                    ARTICLE 7
                                 INDEMNIFICATION
                                 ---------------

         7.1) CMI's Liability. CMI shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of CMI under this Agreement, (ii) total or partial Systems recalls, or (iii) alleged defects in materials, workmanship, product performance, or design of the Systems, but in any event excluding matters for which Medtronic is responsible under Section 7.2 below. CMI shall maintain product liability insurance or self-insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Medtronic with evidence of this coverage.

         7.2) Medtronic's Liability. Medtronic shall indemnify, defend and hold harmless CMI and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of Medtronic under this Agreement, (ii) product claims whether written or oral, made or alleged to be made, by Medtronic in its advertising, publicity, promotion, or sale of any Systems where such product claims were not provided by or approved by CMI, or
(iii) negligent handling by Medtronic of the Systems, but in any event excluding matters for which CMI is responsible under Section 7.1 above.

         7.3) Third Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 7, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party's notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have conflicting available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such claim pursuant to this Article 7. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim; provided that the indemnified party may settle any such claim so long as the indemnifying party is not adversely affected thereby. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

         7.4) Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.


                                    ARTICLE 8
                                  FORCE MAJEURE
                                  -------------

         8.1) Force Majeure. "Force Majeure" shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

         8.2) Notice. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

         8.3) Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations (other than payment obligations) hereunder to the extent that such suspension is commercially reasonable.


                                    ARTICLE 9
                              INTELLECTUAL PROPERTY
                              ---------------------

         9.1) Trademark License. Medtronic shall have a royalty-free license to use all trademarks, trade names and logotypes of CMI relating to the Systems solely in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Systems in the Field of Use. Medtronic shall acquire no right, title or interest in such CMI trademarks, trade names and logotypes, other than as provided for above, and Medtronic shall not use any CMI trademarks, trade names and logotypes as part of Medtronic's corporate or trade name or permit any third party under Medtronic's control to do so without the prior written consent of CMI. All rights under this Section 9.1 shall terminate upon termination of this Agreement under Article 6, subject to Section 6.8(b).

         9.2) Ownership. CMI represents and warrants to Medtronic the following:
CMI is the exclusive owner or licensee of all right, title and interest in and to all Intellectual Property used in the research, design, development, manufacture or sale of the Systems (the "CMI Intellectual Property") free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, adverse claims or any other encumbrances of any kind except for Medtronic's security interest. To the knowledge of CMI, neither CMI, its business, any of the Systems, nor the execution and performance of this Agreement and the transactions contemplated herein, infringes, misuses, misappropriates or conflicts with the rights, including patent and other intellectual property rights or contract rights, of others. To the knowledge of CMI, the CMI Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of CMI, CMI has not failed to take any necessary steps or appropriate actions to record its interests, or to protect its rights, in the CMI Intellectual Property. To the knowledge of CMI, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the CMI Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the CMI Intellectual Property.

         9.3) Protection of CMI's Intellectual Property and Improvements. During the term of this Agreement, CMI shall promptly inform Medtronic of any invention, improvement, upgrading or modification relating to the Systems or CMI's Intellectual Property relating to the Systems.


                                   ARTICLE 10
                                  MISCELLANEOUS
                                  -------------

         10.1) Non-Disclosure. Except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

         10.2) Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

         10.3) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of CMI herein may not be assigned except to any person who succeeds to substantially all of the assets and business of CMI to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

         10.4) Complete Agreement. This Agreement, the Debenture Purchase Agreement, the Debenture, the Security Agreement, and the Exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto. This Agreement supersedes those portions of the Principal Terms that are directly related to the subject matter hereof.

         10.5) Governing Law. Except as set forth in Section 10.15, the parties agree that in the event of any dispute, the resolution of that dispute shall be conducted on the state or federal courts in and for the county of Santa Barbara, California. The parties agree that this contract is entered into and is to be performed in the county of Santa Barbara. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

         10.6) Survival. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

         10.7) Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

         10.8) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

         10.9) Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         10.10) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.11) Notices. All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  General Counsel
         FAX (612) 572-5459

with a copy to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  Vice President Corporate Development and
                     Associate General Counsel
         FAX (612) 572-5404

and if to CMI, to:

         Computer Motion, Inc.
         130-B Cremona Drive
         Goleta, CA 93117
         Attention: Gene Wang
         FAX (805) 685-5170

with a copy to:

         Stradling, Yocca, Carlson & Rauth
         660 Newport Center Drive, Suite 1600
         Newport Beach, CA  92660
         Attention: Lawrence B. Cohn
         FAX (714) 725-4100

Medtronic or CMI may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         10.12) Illegality. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.13) Public Announcement. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or any exchange upon which such party's capital stock is listed or traded, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and CMI. The foregoing shall not restrict either party's communications with employees, customers or private investors.

         10.14) Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

         10.15) Dispute Resolution. Any dispute with respect to the determination of the Transfer Prices pursuant to Section 3.3 or the Performance Objectives pursuant to Section 6.2(b) which remains unresolved for a period of at least 90 days despite the parties good faith efforts to negotiate a resolution thereof may be submitted by either party to binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrator shall be an individual mutually agreed to by the parties, or if the parties are unable to agree, selected by the AAA, who is knowledgeable and experienced in the high-technology medical device industry.

         IN WITNESS WHEREOF, each of the parties has caused this Sales Agreement to be executed in the manner appropriate to each, as of the date first above written.


                                     COMPUTER MOTION, INC.


                                     By
                                         _____________________________________
                                              Its
                                                  ____________________________



                                     MEDTRONIC, INC.


                                     By
                                        _______________________________________
                                              Its
                                                  _____________________________



ATTACHMENTS:
         Schedule 1.1      -        The Medtronic Territory
         Schedule 2.1      -        Medtronic's "cardiac surgery sales force"
         Schedule 3.4      -        CMI's System product warranty
         Schedule 6.2      -        Performance Objectives
         Schedule 6.3      -        Depreciation Schedule

                                  Schedule 1.1

                             The Medtronic Territory
                             -----------------------


1. Europe. Europe shall include all of continental Europe, and further include the United Kingdom, Ireland and the Scandinavian countries and Eastern Europe, including the Czech Republic, Serbia, Russia and Central Independent States of the former USSR.

2. Middle East. The Middle East shall include all of the Middle East north and east of the Red Sea, from Turkey in the north and west, to Iran in the east and Yemen in the south, excluding Afghanistan and Pakistan.

3. Africa. Africa shall include the entire continent of Africa and all islands appurtenant thereto.

                                  Schedule 2.1

                    Medtronic's "Cardiac Surgery Sales Force"
                    -----------------------------------------


Medtronic's "cardiac surgery sales force" shall mean: (1) Medtronic's DLP sales force (selling cannulae and related products); (2) Medtronic's heart valve sales force (selling heart valves and related products); and /or (3) such other sales force(s) as Medtronic, with CMI's consent (not to be unreasonably withheld), deems appropriate to promote the System.

                                  Schedule 6.2

                             Performance Objectives
                             ----------------------


North America. The Performance Objectives for North America shall be considered to have been satisfied so long as Medtronic uses commercially reasonable best efforts to perform its obligations under Section 2.1.

Medtronic Territory. The Performance Objectives for the Medtronic Territory shall consist of aggregate unit volume sales targets for the hardware components of the System to be negotiated pursuant to Section 6.2(b) based on the factors specified therein.

                                  Schedule 6.3

                      Depreciation of Demonstration Systems
                      -------------------------------------


         CMI's repurchase of demonstration Systems shall be at a depreciated price based on the generally accepted accounting principles and depreciation schedule used by CMI for financial accounting purposes.